                                                                       EXHIBIT 8

                       [LETTERHEAD OF O'MELVENY & MYERS]

                              June
                              26th
                              1 9 9 5


(213) 669-6000
                                                               OUR FILE NUMBER
Santa Anita Realty Enterprises, Inc.                              750,014-58
301 West Huntington Drive
Arcadia, California 91007

          Re:  Santa Anita Realty Enterprises, Inc. and
               Santa Anita Operating Company --
               Joint Registration Statement on Form S-3
               (Registration Nos. 33-59737 and 33-59737-01)
               --------------------------------------------

Ladies and Gentlemen:

          In connection with the above-referenced joint registration statement (the "Joint Registration Statement", which includes the "Prospectus") regarding the proposed sale of shares of the paired common stock of Santa Anita Realty Enterprises, Inc., a Delaware corporation ("Realty"), and Santa Anita Operating Company, a Delaware corporation ("Operating Company"), you have requested our opinion regarding certain federal income tax matters related to Realty. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

          To enable us to render the opinion expressed below, we have examined and relied upon such certificates, documents and other materials as we considered necessary or appropriate, including the following:

     1. A certificate executed by a duly appointed officer of Realty, setting forth, among other things, certain factual representations concerning the diversity of ownership of Realty's stock (and Realty's establishment and maintenance of records related thereto), the nature of any services furnished to tenants (whether through independent contractors or otherwise) and Realty's relationship to the service provider, the material terms and provisions of the leases executed by Realty (and the partnerships of which Realty is a partner) with its lessees, the
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Page 2 -- Santa Anita Realty Enterprises, Inc. -- June 26, 1995

absence of any affiliation between Realty and its lessees (with one specified exception), the sources of Realty's income, Realty's payment of dividends, and the value of Realty's real estate and other assets;

     2. A May 11, 1995 letter, together with various schedules thereto, as supplemented by additional materials postmarked June 2, 1995, addressed in each case to David B. Goldman, Esq. from Realty's accountants, Kenneth Leventhal & Company, setting forth: (a) Realty's REIT taxable income for the years ended December 31, 1989 through 1994 (the "years 1989-1994"); (b) the source and amount of each item of Realty's gross income for each of the years 1989-1994 (including Realty's allocable share of gross income attributable to each partnership of which Realty is a partner); (c) Realty's dividends-paid deduction for each of the years 1989-1994; (d) certain unaudited balance sheets of the partnerships of which Realty is a partner as of the end of the 24 quarterly periods ended March 31, 1989 through December 31, 1994; (e) unaudited balance sheets of Realty as of the end of the 24 quarterly periods ended March 31, 1989 through December 31, 1994; (f) the amount of ground lease payments from, and property tax payments by, Anita Associates for each of the years 1989-1994; and
(g) Realty's U.S. Income Tax Return for each of the years 1989-1994;

     3. Schedules dated as of the end of the 25 quarterly periods ended March 31, 1989 through March 31, 1995, prepared by or for Realty and setting forth the assets owned, directly or indirectly, by Realty or by any partnership of which Realty is a partner, and the estimated fair market values of such assets as of such dates;

     4. A copy of a Form 10-K for the year ended December 31, 1994, and a Form 10-Q for the quarter ended March 31, 1995, for Pacific Gulf Properties, Inc., a Maryland corporation of which Realty is a shareholder ("Pacific"); and

     5. A private letter ruling, dated October 16, 1979, wherein the Internal Revenue Service ruled that any rent receipts received from Los Angeles Turf Club, Inc., a subsidiary of Operating Company, and from various lessees occupying improvements constructed by Santa Anita Development Corporation, a former subsidiary of Operating Company, qualify as "rents from real property" under Section 856(d) of the Internal Revenue Code of 1986, as amended (the "Code").

          For purposes of our opinion, we have relied upon your representation that Realty and Operating Company have been operated and will continue to be operated in accordance with
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Page 3 -- Santa Anita Realty Enterprises, Inc. -- June 26, 1995

their respective by-laws, the private letter ruling dated October 16, 1979, and the current Joint Registration Statement. Further, we have relied upon your representation that Realty has complied and will continue to comply with any procedural requirements for REIT status set forth in Sections 856 through 860 of the Code and the regulations promulgated thereunder (the "Regulations").

          We have not made an independent investigation of the facts set forth in the Joint Registration Statement or in any of the records, documents, or other materials furnished to us. We have, consequently, relied on your representation or otherwise assumed that the information so furnished to us accurately and completely describes all material facts relevant to our opinion. However, no facts have come to our attention that would cause us to question the accuracy and completeness of such information in a material way.

          In addition, in rendering our opinion, we have assumed, with your consent, that since its inception in 1994, Pacific qualified and timely elected, and for as long as Realty is a shareholder will continue to qualify and not revoke its election, to be taxed as a REIT under the Code. We note, in this regard, that we have no involvement in monitoring Pacific's operations or activities. However, we are not aware of any information that would lead us to believe that Pacific did not qualify, or is not expected to continue to qualify, as a REIT since its inception in 1994.

          Based on the foregoing, we are of the opinion that:

          1. For the calendar years 1992, 1993 and 1994, Realty met the requirements of the Code for qualification as a REIT, and if Realty continues its operations in the same manner as it has in such years, Realty will continue to so qualify, provided that the various tests for the qualification as a REIT relating to Realty's income, assets, distribution, ownership and certain administrative matters are satisfied in those years.

          2. The discussion in the Prospectus under the caption "FEDERAL INCOME TAX MATTERS" fairly summarizes the federal income tax considerations that are likely to be material to a holder of paired Common Stock.

          The opinion set forth herein is based on relevant provisions of the Code, the Regulations, and interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist at the date of this letter. All such statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time
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Page 4 -- Santa Anita Realty Enterprises, Inc. -- June 26, 1995

and, in some circumstances, with retroactive effect. Of course, a material change which is made after the date hereof in any of the bases of our opinion could affect our conclusions.

          Realty's continuing qualification and taxation as a REIT depend upon Realty's ability to meet on an on going basis, through actual operations, the various requirements of the Code and the Regulations described in the Prospectus with regard to, among other things, its income, assets, distribution, ownership and certain administrative matters. O'Melveny & Myers will not review Realty's compliance with these requirements on an on going basis. Accordingly, no assurance can be given that Realty will continue to satisfy the requirements for qualification and taxation as a REIT for any particular taxable year.

          Other than as expressly stated above, we express no opinion on any issue relating to Realty or to any investment therein.

          We hereby consent to the filing of this opinion as an exhibit to the Joint Registration Statement and to the use of the name of our firm therein and under the caption "FEDERAL INCOME TAX MATTERS" in the Prospectus filed as a part of the Joint Registration Statement.

                              Respectfully submitted,


                              /s/ O'MELVENY & MYERS